Exhibit 4.2

EXECUTION VERSION

SUPPLEMENTAL INDENTURE ESTABLISHING A SERIES OF NOTES

BOOZ ALLEN HAMILTON INC.

as Issuer

and

BOOZ ALLEN HAMILTON HOLDING CORPORATION

as Parent Guarantor

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

as Trustee

____

FIRST SUPPLEMENTAL INDENTURE

DATED AS OF AUGUST 4, 2023

____

5.950% Senior Notes Due 2033

FIRST SUPPLEMENTAL INDENTURE, dated as of August 4, 2023 (this “Supplemental Indenture”), among Booz Allen Hamilton Inc. (the “Issuer”), Booz Allen Hamilton Holding Corporation, as parent guarantor under the Indenture referred to below (the “Parent Guarantor”), and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), supplementing the Indenture, dated as of the date hereof (the “Base Indenture”) among the Issuer, the Parent Guarantor and the Trustee.

W I T N E S S E T H:

WHEREAS, the Issuer, the Parent Guarantor and the Trustee are party to the Base Indenture, relating to the issuance from time to time by the Issuer of notes in series;

WHEREAS, pursuant to the terms of the Indenture and this Supplemental Indenture (together, the “Indenture”), the Issuer desires to provide for the establishment of a new series of its senior notes to be known as its 5.950% Senior Notes due 2033 (the “Notes”), the form and substance of the Notes and the terms, provisions and conditions thereof to be set forth as provided in the Base Indenture and this Supplemental Indenture;

WHEREAS, in connection with the issuance of the Notes, the Issuer has duly authorized the execution and delivery of this Supplemental Indenture to establish the forms and terms of the Notes as hereinafter described; and

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Parent Guarantor and the Trustee mutually covenant and agree for the benefit of the Holders of the Notes as follows:

ARTICLE 1

DEFINED TERMS

Section 1.1.      As used in this Supplemental Indenture, terms defined in the Base Indenture or in the preamble or recital hereto are used herein as so defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

Section 1.2.      References in this Supplemental Indenture to article and section numbers shall be deemed to be references to article and section numbers of this Supplemental Indenture unless otherwise specified.

Section 1.3.      For purposes of this Supplemental Indenture, the following terms have the meanings ascribed to them as follows:

“Attributable Debt” means, with respect to a Sale and Leaseback Transaction, an amount equal to the present value of the lease payments with respect to the term of the lease remaining on the date as of which the amount is being determined, without regard to any renewal or extension in the lease, discounted at the rate of interest set forth or implicit in the terms of the lease, compounded semi-annually.

“Below Investment Grade Rating Event” means that the Notes become rated below Investment Grade by each of the Rating Agencies on any date from the date of the first public notice by the Parent Guarantor or the Issuer of an arrangement that results in a Change of Control until the end of the 30-day period following public notice by the Parent Guarantor or the Issuer of the occurrence of a Change of Control (which period will be extended for an additional 30 days if the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided, however, that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event), if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Below Investment Grade Rating Event).

“Cash Equivalents” means:

(1)            U.S. dollars, Canadian dollars, Japanese yen, pounds sterling, euros or the national currency of any participating member state of the European Union (as it is constituted on the issue date of the Notes) and, with respect to any foreign subsidiaries, other currencies held by such foreign Subsidiary in the ordinary course of business;

(2)            securities issued or directly guaranteed or insured by the government of the United States or any country that is a member of the European Union (as it is constituted on the issue date of the Notes) or any agency or instrumentality thereof in each case with maturities not exceeding two years from the date of acquisition;

(3)            money market deposits, certificates of deposit, time deposits and eurodollar time deposits with maturities of two years or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding two years, and overnight bank deposits, in each case with any lender under the Senior Credit Agreement or any other commercial bank having capital and surplus in excess of $250.0 million in the case of domestic banks or $100.0 million (or the dollar equivalent thereof) in the case of foreign banks;

(4)            repurchase obligations for underlying securities of the types described in clauses (2) above and clause (6) below entered into with any financial institution meeting the qualifications specified in clause (3) above or securities dealers of recognized national standing;

(5)            commercial paper or variable or fixed rate notes issued by a corporation or other Person (other than an affiliate of the Issuer) rated at least “P-2” or “A-2” or the equivalent thereof by either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within two years after the date of acquisition, and commercial paper or variable or fixed rate notes issued by or guaranteed by any lender under the Senior Credit Agreement or any bank holding company owning any such lender;

(6)            readily marketable direct obligations issued by any state, commonwealth or territory of the United States of America or any political subdivision or taxing authority thereof having an Investment Grade rating from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(7)            Indebtedness issued by Persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition, and securities of marketable short-term money market and similar highly liquid funds having assets in excess of $250.0 million;

(8)            investment funds investing at least 95.0% of their assets in investments of the types described in clauses (1) through (7) above and (9) and (10) below;

(9)            investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency); and

(10)            in the case of investments by any foreign Subsidiary or investments made in a country outside the United States of America, other investments of comparable tenor and credit quality to those described in the foregoing clauses (1) through (9) customarily utilized in the countries where such foreign Subsidiary is located or in which such investment is made.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (1) above; provided that such amounts are converted into any currency listed in clause (1) as promptly as practicable and in any event within 10 business days following the receipt of such amounts.

“Cash Management Services” means any of the following (a) treasury services, (b) credit card, debit card, merchant card, purchasing card or stored value card services (including, without limitation, the processing of payments and other administrative services with respect thereto), (c) cash management services (including, without limitation, controlled disbursements, automated clearinghouse transactions, return items, netting, overdrafts, depository, lockbox, stop payment, electronic funds transfer, information reporting, wire transfer and interstate depository network services) and (d) other banking products or services as may be requested by the Issuer or any Subsidiary (other than letters of credit and other than loans and advances except indebtedness arising from services described in clauses (a) through (c) of this definition).

“Change of Control” means the occurrence of any one of the following:

(1)            the Issuer becomes aware of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) other than one or more Permitted Parents, including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), but excluding any employee benefit plan of such Person and its subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of such plan, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of equity interests or otherwise, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of Voting Stock of the Issuer representing more than 50.0% of the total voting power of the Voting Stock of the Issuer, provided that (x) so long as the Issuer is a subsidiary of any Permitted Parent, no Person or group shall be deemed to be or become a beneficial owner of Voting Stock of the Issuer representing more than 50.0% of the total voting power of the Voting Stock of the Issuer unless such Person or group shall be or become a beneficial owner of Voting Stock of such Permitted Parent representing more than 50.0% of the total voting power of the Voting Stock of such Permitted Parent (other than a Permitted Parent that is a subsidiary of another Permitted Parent) and (y) any Voting Stock of which any Permitted Parent is the beneficial owner shall not in any case be included in any Voting Stock of which any such Person or group is the beneficial owner; or

(2)            the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Issuer and its subsidiaries, taken as a whole, to a Person and any Person or group (as defined in clause (1) above) other than one or more Permitted Parents is or becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of Voting Stock of the transferee person in such sale, lease or transfer of assets representing more than 50.0% of the total voting power of the Voting Stock of such transferee Person, provided that (x) so long as such transferee person is a subsidiary of a parent person, no Person or group shall be deemed to be or become a beneficial owner of Voting Stock of the transferee person in such sale, lease or transfer of assets representing more than 50.0% of the total voting power of the Voting Stock of such transferee person unless such Person or group shall be or become a beneficial owner of Voting Stock of such parent person representing more than 50.0% of the total voting power of the Voting Stock of such parent Person (other than a Permitted Parent that is a subsidiary of another Permitted Parent) and (y) any Voting Stock of which any Permitted Parent is the beneficial owner shall not in any case be included in any Voting Stock of which any such Person or group is the beneficial owner.

“Change of Control Offer” has the meaning given to such term in Section 4.2.

“Change of Control Payment Date” has the meaning given to such term in Section 4.2.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Consolidated Total Assets” means the total assets of the Parent Guarantor, determined on a consolidated basis in accordance with GAAP, as shown on the most recently issued consolidated balance sheet of the Parent Guarantor.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any Capital Stock that arises only by reason of the happening of a contingency or any debt security that is convertible into, or exchangeable for, Capital Stock).

“Existing Credit Agreement” means the credit agreement dated as of July 31, 2012, among the Issuer, the lenders from time to time party thereto, and Bank of America, N.A., as administrative agent and an issuing lender, as amended, restated, supplemented, replaced, waived or otherwise modified from time to time.

“Factoring Transaction” means any transaction or series of transactions that may be entered into by the Issuer or any Subsidiary pursuant to which the Issuer or any Subsidiary may sell, convey, assign or otherwise transfer Receivables Assets (which may include a backup or precautionary grant of security interest in such Receivables Assets so sold, conveyed, assigned or otherwise transferred or purported to be so sold, conveyed, assigned or otherwise transferred) to any Person that is not a Subsidiary of the Issuer; provided that any such Person that is a Subsidiary meets the qualifications in clauses (1) through (3) of the definition of “Receivables Subsidiary.”

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession; provided that the Issuer may at any time elect by written notice to the Trustee to so use IFRS in lieu of GAAP for financial reporting purposes and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, IFRS as in effect from time to time and (b) for prior periods, GAAP as defined in the first sentence of this definition. All ratios and computations based on GAAP contained in the indenture shall be computed in conformity with GAAP.

“Incur” means, with respect to any Indebtedness, Capital Stock or Lien, to issue, assume, enter into any guarantee of, incur or otherwise become liable, for such Indebtedness, Capital Stock or Lien, as applicable; and the terms “Incurs,” “Incurred,” and “Incurrence” shall have a correlative meaning; provided that any Indebtedness, capital stock or Lien of a Person existing at the time such Person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” of any Person means the principal of any indebtedness of such Person in respect of borrowed money, whether or not evidenced by bonds, notes, debentures or similar instruments, and including any guarantee by such Person of the indebtedness in respect of borrowed money of another Person. For the purpose of computing the amount of the Indebtedness of any Person there shall be excluded all Indebtedness of such Person for the payment or redemption or satisfaction of which money or securities (or evidences of such Indebtedness, if permitted under the terms of the instrument creating such Indebtedness) in the necessary amount shall have been deposited in trust with the proper depositary, whether upon or prior to the maturity or the date fixed for redemption or satisfaction of such Indebtedness; and, in any instance where Indebtedness is so excluded, for the purpose of computing the assets of such Person there shall be excluded the money, securities or evidences of Indebtedness deposited by such Person in trust for the purpose of paying or satisfying such Indebtedness.

“Investment Grade” means a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P), or a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s).

“Investment Grade Securities” means:

(1)            securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents);

(2)            securities that have an Investment Grade rating, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its subsidiaries;

(3)            investments in any fund that invests at least 95.0% of its assets in investments of the type described in clauses (1) and (2) above and clause (4) below which fund may also hold immaterial amounts of cash pending investment and/or distribution; and

(4)            corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, or any option or other agreement to sell); provided that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Par Call Date” means May 4, 2033.

“Permitted Lien” has the meaning given to such term in Section 3.1.

“Permitted Parent” means (i) Booz Allen Hamilton Holding Corporation and (ii) any Person of which the Issuer becomes a subsidiary after the issue date of the Notes that is designated by the Issuer as a “Permitted Parent” and solely for so long as the Issuer remains a subsidiary of such Person; provided that immediately after the Issuer first becomes a subsidiary of such Person, more than 50.0% of the Voting Stock of such person shall be held by one or more persons that held more than 50.0% of the Voting Stock of the Issuer or a Permitted Parent of the Issuer immediately prior to the Issuer first becoming such a subsidiary.

“Permitted Sale and Leaseback Transaction” has the meaning given to such term in Section 3.2.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Qualified Receivables Factoring” means any Factoring Transaction that meets the following conditions: (1) such Factoring Transaction is non-recourse to, and does not obligate, the Issuer or any Subsidiary, or their respective properties or assets (other than Receivables Assets) in any way other than pursuant to Standard Securitization Undertakings;

(2)            all sales, conveyances, assignments or contributions of Receivables Assets by the Issuer or Subsidiary are made at fair market value in the context of a Factoring Transaction (as determined in good faith by the Issuer or any direct or indirect parent of the Issuer); and

(3)            such Factoring Transaction (including financing terms, covenants, termination events (if any) and other provisions thereof) is on market terms at the time such Factoring Transaction is first entered into (as determined in good faith by the Issuer or any direct or indirect parent of the Issuer) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Issuer or any of its subsidiaries (other than a Receivables Subsidiary) to secure any credit agreement shall not be deemed a Qualified Receivables Factoring.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1)            the Board of Directors of the Issuer or any direct or indirect parent of the Issuer shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and its subsidiaries;

(2)            all sales, conveyances, assignments or contributions of Receivables Assets by the Issuer or any Subsidiary to the Receivables Subsidiary are made at fair market value (as determined in good faith by the Issuer or any direct or indirect parent of the Issuer); and

(3)            the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Issuer or any direct or indirect parent of the Issuer) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Issuer or any of its subsidiaries (other than a Receivables Subsidiary) to secure any credit agreement shall not be deemed a Qualified Receivables Financing.

“Rating Agency” means (1) each of S&P and Moody’s and (2) if any of S&P or Moody’s ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Issuer’s control, a “nationally recognized statistical rating organization” as defined in Section 3(a)(62) of the Exchange Act, selected by the Issuer (as certified by a resolution of the board of directors of the Parent Guarantor and reasonably acceptable to the Trustee) as a replacement agency for S&P or Moody’s, or both of them, as the case may be.

“Receivables Assets” means accounts receivable (whether now existing or arising in the future) of the Issuer or any of its subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization or factoring transactions involving accounts receivable and any Swap Contracts entered into by the Issuer or any such Subsidiary in connection with such accounts receivable.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Issuer or any of its subsidiaries pursuant to which the Issuer or any of its subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Issuer or any of its subsidiaries), and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any Receivables Assets.

“Receivables Repurchase Obligation” means (i) any obligation of a seller of receivables in a Qualified Receivables Factoring or a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller or (ii) any right of a seller of receivables in a Qualified Receivables Factoring or Qualified Receivables Financing to repurchase defaulted receivables for the purposes of claiming sales tax bad debt relief.

“Receivables Subsidiary” means a wholly-owned Subsidiary of the Issuer (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with the Issuer in which the Issuer or any Subsidiary, or any other direct or indirect parent of the Issuer makes an investment and to which the Issuer or any Subsidiary of the Issuer, or any direct or indirect parent of the Issuer transfers Receivables Assets and related assets) which engages in no activities other than in connection with the financing of Receivables Assets of the Issuer, and any Subsidiary or any direct or indirect parent of the Issuer, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the board of directors of the Issuer, the Parent Guarantor or any other direct or indirect parent of the Issuer (as provided below) as a Receivables Subsidiary and:

(1)            no portion of the indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Issuer or any other Subsidiary of the Issuer (excluding guarantees of obligations (other than the principal of, and interest on, indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Issuer or any other Subsidiary of the Issuer in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Issuer, or any Subsidiary of the Issuer, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2)            with which neither the Issuer nor any other Subsidiary of the Issuer has any material contract, agreement, arrangement or understanding other than on terms which the Issuer reasonably believes to be no less favorable to the Issuer or such Subsidiary than those that might be obtained at the time from Persons that are not affiliates of the Issuer; and

(3)            to which neither the Issuer nor any other Subsidiary of the Issuer has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the board of directors of the Issuer or any direct or indirect parent of the Issuer shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the board of directors of the Issuer or any direct or indirect parent of the Issuer giving effect to such designation and an officer’s certificate certifying that such designation complied with the foregoing conditions.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., and its successors.

“Sale and Leaseback Transaction” means any arrangement with any Person pursuant to which the Issuer or any Subsidiary leases any property that has been or is to be sold or transferred by the Issuer or such Subsidiary to such Person.

“Senior Credit Agreement” means the Existing Credit Agreement, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, as amended, restated, supplemented, waived, renewed or otherwise modified from time to time, and (if designated by the Issuer) as replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including (if designated by the Issuer) any agreement or indenture or commercial paper facilities with banks or other institutional lenders or investors extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Issuer or any Subsidiary of the Issuer which the Issuer or has determined in good faith to be customary in a Factoring Transaction or Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Subsidiary” means, with respect to any Person (1) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50.0% of the total voting power of the Voting Stock is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof and (2) any partnership, joint venture, limited liability company or similar entity of which (x) more than 50.0% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any obligations or liabilities under any such master agreement.

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Issuer in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Issuer after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) — H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities — Treasury constant maturities — Nominal”(or any successor caption or heading) (“H.15 TCM”).

In determining the Treasury Rate, the Issuer shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields — one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life — and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, the Issuer shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Issuer shall select the United States Treasury security with a maturity date preceding the Par Call Date.

If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Issuer shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

“Voting Stock” of any specified Person as of any date means any and all shares or equity interests (however designated) of such Person that are at the time entitled to vote generally in the election of the board of directors, managers or trustees of such Person, as applicable

ARTICLE 2

GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 2.1.      Title of Notes. There shall be a series of Notes of the Issuer designated the “5.950% Senior Notes due 2033.”

Section 2.2.      Form and Payment. (a) The Notes shall be issued substantially in the form set forth, or referenced, in Article II of the Base Indenture and Exhibit A attached hereto, which form is hereby incorporated in and made a part of this Supplemental Indenture, in each case as provided for in Section 2.1 of the Indenture (as such form may be modified in accordance with Section 2.3 of the Indenture).

(b)            Principal, premium, if any, and interest on the global notes representing the Notes shall be made to the Paying Agent (defined below) which in turn shall make payment to The Depository Trust Company as the Depositary with respect to the Notes or its nominee.

(c)            The Notes shall be issued as global notes, only in fully registered book-entry form, without coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(d)            The global notes representing the Notes shall be deposited with, or on behalf of, the Depositary and shall be registered, at the request of the Depositary, in the name of Cede & Co.

(e)            U.S. Bank Trust Company, National Association shall initially act as paying agent for the Notes (the “Paying Agent”). The Issuer may appoint and change the Paying Agent without prior notice to the Holders.

Section 2.3.      Maturity Date. The final Stated Maturity of the Notes shall be August 4, 2033.

Section 2.4.      Interest and Interest Rates. Interest on the Outstanding principal amount of the Notes will accrue at the rate of 5.950% per annum and will be payable semi-annually in arrears on February 4 and August 4 in each year, commencing on February 4, 2024, to Holders of record on the immediately preceding January 20 and July 20, respectively (each such January 20 and July 20, a “Regular Record Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or provided for or, if no interest has been paid, from August 4, 2023, except that interest on any additional Notes issued on or after the first Interest Payment Date will accrue (or will be deemed to have accrued) from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid on such additional Notes, from the Interest Payment Date immediately preceding the date of issuance of such additional Notes (or if the date of issuance of such additional Notes is an Interest Payment Date, from such date of issuance); provided that if any Note is surrendered for exchange on or after a record date for an Interest Payment Date that will occur on or after the date of such exchange, interest on such Note received in exchange thereof will accrue from such Interest Payment Date.

Section 2.5.      No Limitation on Aggregate Principal Amount. The aggregate principal amount of Notes that may be authenticated and delivered and Outstanding under the Indenture is not limited. The aggregate principal amount of the Notes shall initially be $650,000,000. Subject to the terms of the Indenture, the Issuer may from time to time, without the consent of the Holders, create and issue additional notes having the same terms and conditions as the Notes in all respects or in all respects except for issue date, issue price and, if applicable, the first date on which interest accrues and the first payment of interest thereon. Additional Notes issued in this manner will be consolidated with, and will form a single series with, the Notes, unless otherwise specified for additional notes in an applicable Notes Supplemental Indenture, or otherwise designated by the Issuer, as contemplated by Section 2.3 of the Base Indenture; provided, that if any additional Notes are not fungible with the initial Notes for U.S. federal income tax purposes, such additional Notes will have a separate “CUSIP” or “ISIN” number.

Section 2.6.      Other Terms. The Notes shall be unsecured senior indebtedness of the Issuer and shall rank equally and ratably in right of payment with all of the Issuer’s other unsecured and unsubordinated indebtedness outstanding from time to time. The Notes shall not be convertible into, or exchangeable for, any other securities of the Issuer, except that the Notes shall be exchangeable for other Notes to the extent provided for in the Base Indenture.

Section 2.7.      Defeasance. The Notes shall be defeasible pursuant to both Sections 8.3 and 8.4 of the Base Indenture, and the provisions of Article VIII of the Base Indenture shall apply to the Notes.

ARTICLE 3

ADDITIONAL COVENANTS

Section 3.1.      Limitation on Liens. (a) The Issuer will not, and will not permit any Subsidiary of the Issuer to, create, Incur, assume or permit to exist any Lien on any property or asset, to secure any Indebtedness of the Issuer, any such Subsidiary or any other Person, without securing the Notes equally and ratably with such Indebtedness for so long as such Indebtedness will be so secured, subject to certain exceptions.

(b)            The foregoing restriction does not apply, with respect to any Person, to any of the following (any such Lien, a “Permitted Lien”):

(1)            Liens of the Issuer or any of its Subsidiaries existing on the date of this Supplemental Indenture;

(2)            Liens in favor of issuers of performance and surety bonds, bid, indemnity, warranty, release, judgment, appeal or similar bonds or with respect to regulatory requirements or letters of credit or bankers’ acceptances issued and completion guarantees provided for, in each case, pursuant to the request of and for the account of such Person in the ordinary course of its business;

(3)            Liens on assets of, or equity interests in, a Person at the time such Person becomes a Subsidiary of the Issuer; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, that such Liens are limited to all or part of the same property or assets (plus improvements on such property or assets) that secured (or, under the written arrangements under which the Liens arose, could secure) the obligations to which such Liens relate; provided, further, that for purposes of this clause, if a Person other than the Issuer is the successor company with respect thereto, any Subsidiary thereof shall be deemed to become a Subsidiary of the Issuer, and any property or assets of such Person or any such Subsidiary shall be deemed acquired by the Issuer when such Person becomes such successor company;

(4)            Liens on assets at the time the Issuer or any Subsidiary acquired the assets, including any acquisition by means of a merger, amalgamation or consolidation with or into the Issuer; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, that such liens are limited to all or part of the same property or assets (plus improvements on such property or assets) that secured (or, under the written arrangements under which the Liens arose, could secure) the obligations to which such Liens relate; provided, further, that for purposes of this clause, if a Person other than the Issuer is the successor company with respect thereto, any Subsidiary thereof shall be deemed to become a Subsidiary of the Issuer, and any property or assets of such Person or any such Subsidiary shall be deemed acquired by the Issuer or another Subsidiary, when such Person becomes such successor company;

(5)            Liens securing Indebtedness or other obligations of the Issuer or a Subsidiary owing to the Issuer or another Subsidiary;

(6)            Liens securing Swap Contracts;

(7)            Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit entered into in the ordinary course of business issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(8)            Liens in favor of the Issuer or any Subsidiary of the Issuer;

(9)            (i) Liens on Receivables Assets incurred in connection with a Qualified Receivables Factoring or a Qualified Receivables Financing and (ii) Liens securing Indebtedness or other obligations of any Receivables Subsidiary;

(10)            Liens Incurred to secure Cash Management Services and other “bank products”;

(11)            Liens to secure any refinancing (or successive refinancings) as a whole, or in part, of any indebtedness secured by any lien referred to in clauses (1), (3), (4), (6) and (24) of this definition; provided, however, that (x) such new Lien shall be limited to all or part of the same property or assets that secured (or, under the written arrangements under which the original Lien arose, could secure) the original Lien (plus improvements on such property or assets), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (1), (3), (4), (6) and (24) of this definition at the time the original Lien became a Permitted Lien under the indenture, and (B) an amount necessary to pay the costs related to such refinancing;

(12)            Liens on the Equity Interests or assets of a joint venture to secure Indebtedness of such joint venture;

(13)            Liens on equipment of the Issuer or any Subsidiary of the Issuer granted in the ordinary course of business to the Issuer’s or such Subsidiary’s client at which such equipment is located;

(14)            Liens created for the benefit of (or to secure) all of the Notes or the guarantee;

(15)            Liens on property or assets used to redeem, defease or to satisfy and discharge Indebtedness;

(16)            Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(17)            Liens on vehicles or equipment of the Issuer or any of its subsidiaries granted in the ordinary course of business;

(18)            Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents or Investment Grade Securities;

(19)            Liens encumbering reasonable customary initial deposits and margin deposits and similar liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(20)            Liens deemed to exist in connection with investments in cash and Cash Equivalents or Investment Grade Securities and investments that were Cash Equivalents or Investment Grade Securities when made, which investments constitute repurchase obligations;

(21)            Liens securing obligations (i) in respect of trade-related letters of credit and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof and (ii) in respect of any other letters of credit and bankers’ acceptances, in each case to the extent the same are not drawn and unreimbursed;

(22)            Liens on cash proceeds of Indebtedness (and on the related escrow accounts) in connection with the issuance of such Indebtedness into (and pending the release from) a customary escrow arrangement;

(23)            Liens on property incurred in Permitted Sale and Leaseback Transactions;

(24)            Liens otherwise prohibited by this covenant, securing Indebtedness which, together with the value of Attributable Debt incurred in sale and leaseback transactions described under “— Limitation on sale and leasebacks” below, do not exceed at any time outstanding the greater of (x) $990,000,000 and (y) 15% of Consolidated Total Assets.

For purposes of determining compliance with this covenant, (u) a Lien need not be Incurred solely by reference to one category of Permitted Liens described in this covenant but may be Incurred under any combination of such categories (including in part under one such category and in part under any other such category), (v) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Issuer may, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition, (w) in the event that a portion of Indebtedness secured by a Lien could be classified as secured in part pursuant to a sub-clause of clause (24) above (giving effect to the Incurrence of such portion of such Indebtedness), the Issuer, in its sole discretion, may classify such portion of such Indebtedness (and any obligations in respect thereof) as having been secured pursuant to such sub-clause of clause (24) above and the remainder of the Indebtedness as having been secured pursuant to one or more of the other sub-clauses of clause (24) or the other clauses of this definition, (x) the principal amount of Indebtedness secured by a Lien outstanding under any category of Permitted Liens shall be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness, (y) if any Liens securing Indebtedness are Incurred to refinance Liens securing Indebtedness initially Incurred (or, Liens securing Indebtedness Incurred to refinance Liens securing Indebtedness initially Incurred) in reliance on a category of Permitted Liens measured by reference to a percentage of Consolidated Total Assets at the time of Incurrence, and such refinancing would cause the percentage of Consolidated Total Assets to be exceeded if calculated based on the Consolidated Total Assets on the date of such refinancing, such percentage of Consolidated Total Assets restriction shall not be deemed to be exceeded (and such newly Incurred Liens shall be deemed permitted) to the extent the principal amount of such Indebtedness secured by such newly Incurred Liens does not exceed the principal amount of such Indebtedness secured by such Liens being refinanced, plus the related costs incurred or payable in connection with such refinancing and (z) if any Liens securing Indebtedness are Incurred to refinance Liens securing Indebtedness initially Incurred (or, Liens securing Indebtedness Incurred to refinance Liens securing Indebtedness initially Incurred) in reliance on a category of Permitted Liens measured by reference to a fixed dollar amount, such fixed dollar amount shall not be deemed to be exceeded (and such newly Incurred Liens shall be deemed permitted) to the extent the principal amount of such Indebtedness secured by such newly Incurred Liens does not exceed the principal amount of such Indebtedness secured by such Liens being refinanced, plus the related costs Incurred or payable in connection with such refinancing.

Section 3.2.      Limitation on Sale and Leaseback Transactions. (a) The Issuer will not, and will not permit any Subsidiary of the Issuer to, enter into any Sale and Leaseback Transactions (other than a Permitted Sale and Leaseback Transaction), unless the Issuer or such Subsidiary would be entitled to secure the property to be leased (without equally and ratably securing the outstanding Notes) in an amount equal to the Attributable Debt incurred in such Sale and Leaseback Transaction.

(b)            The foregoing restriction does not apply, with respect to any Person, to any of the following (any such transaction, a “Permitted Sale and Leaseback Transaction”):

(1)            temporary leases for a term, including renewals at the option of the lessee, of not more than three years;

(2)            leases between only the Issuer and a Subsidiary of the Issuer or only between subsidiaries of the Issuer;

(3)            leases of property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation of the property; and

(4)            any Sale and Leaseback Transaction if the value of the Attributable Debt incurred therein, together with the amount of Indebtedness secured by Liens described in Section 3.1(b)(24), does not exceed at any time outstanding the greater of (x) $990,000,000 and (y) 15% of Consolidated Total Assets.

ARTICLE 4

REDEMPTION OF THE NOTES

Section 4.1.      Optional Redemption.

(a)            Prior to the Par Call Date, the Issuer may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)            (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 35 basis points less (b) interest accrued to, but excluding, the redemption date, and

(2)            100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest on the principal amount being redeemed to, but excluding, the redemption date.

On or after the Par Call Date, the Issuer may redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest on the principal amount being redeemed, but excluding, to the redemption date.

The Issuer’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

In addition to complying with Section 5.3 of the Base Indenture, notice of any redemption of Notes may, at the Issuer’s discretion, be given subject to the satisfaction or waiver of one or more conditions precedent, including, but not limited to, completion of a corporate transaction that is pending (such as an equity or equity-linked offering, an incurrence of indebtedness or an acquisition or other strategic transaction involving a change of control in us or another entity). If such redemption is so subject to satisfaction or waiver of one or more conditions precedent, such notice shall describe each such condition, and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or otherwise waived on or prior to the business day immediately preceding the relevant redemption date.

The Issuer shall notify Holders of any such rescission as soon as practicable after the Issuer determines that such conditions precedent will not be able to be satisfied or the Issuer is not able or willing to waive such conditions precedent, in each case subject to policies and procedures of DTC (or any successor depositary). In any event, the Issuer shall provide written notice to the Trustee at least two business days prior to the relevant redemption date if any such redemption has been rescinded or delayed, and upon receipt of such notice the Trustee shall provide such notice to each Holder of the Notes in the same manner in which the notice of redemption was given. Once notice of redemption is mailed or otherwise given in accordance with the procedures of DTC, subject to the satisfaction of any conditions precedent provided in the notice of redemption, the Notes called for redemption will become due and payable on the redemption date and at the applicable redemption price in accordance with this Section 4.1.

In the case of a partial redemption, selection of the Notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair in accordance with the applicable depositary procedures and any applicable stock exchange. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the Holder of the Note upon surrender for cancellation of the original Note. For so long as the Notes are held by DTC (or another depositary), the redemption of the Notes shall be done in accordance with the policies and procedures of the depositary.

Unless the Issuer defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption, subject to the satisfaction or waiver of any conditions precedent specified in the related notice of redemption.

Section 4.2.      Purchase of Notes Upon a Change of Control Triggering Event. (a) If a Change of Control Triggering Event occurs, unless the Issuer has exercised its right to redeem the Notes in full, pursuant to Section 4.1, Holders of Notes will have the right to require the Issuer to repurchase all or a portion of such Holder’s Notes pursuant to the offer described in 4.2(b) below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.

(b)            Within 30 days following the date upon which the Change of Control Triggering Event occurred, or at the Issuer’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Issuer will be required to send, by first class mail, or otherwise deliver in accordance with the applicable procedures or regulations of DTC, a notice to Holders of Notes not previously redeemed, with a copy to the Trustee. Such notice will set forth the terms of the Change of Control Offer and state, among other things, the repurchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, or otherwise delivered to each holder in accordance with the applicable procedures of DTC, other than as may be required by law (the “Change of Control Payment Date”), provided, however, that such notice may be sent more than 60 days prior to the Change of Control Payment Date if such notice is sent in accordance with the following sentence. The notice, if mailed or otherwise delivered to each Holder in accordance with the applicable procedures of DTC prior to the date of consummation of the Change of Control, may state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date. Holders of Notes not previously redeemed electing to have their Notes repurchased pursuant to a Change of Control Offer will be required to surrender their Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice, or transfer their Notes to the Paying Agent by book-entry transfer pursuant to the applicable procedures of the Paying Agent, prior to the close of business on the third business day prior to the Change of Control Payment Date.

(c)            The Issuer will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Issuer and such third party purchases all Notes properly tendered and not withdrawn under its offer.

(d)            The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, the Issuer will comply with those securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict.

Section 4.3.      No Sinking Fund. The Notes shall not be redeemable at the option of any Holder thereof. The Notes will not be entitled to any sinking fund or analogous requirement. The Issuer may acquire Notes, from time to time and at any time, by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Base Indenture and this Supplemental Indenture.

ARTICLE 5

EVENTS OF DEFAULT

Section 5.1.      Events of Default. Solely with respect to the Notes, Section 6.1 of the Base Indenture shall be amended as follows:

(a)            The following clause shall be added immediately following clause (vii): “(viii) the failure by the Issuer to pay the principal amount of Indebtedness (other than Indebtedness owing to the Issuer, the Parent Guarantor or any Subsidiary of the Issuer) which results in a principal amount in excess of $120.0 million becoming or being declared due and payable prior to the date on which it would otherwise have become due, and such acceleration has not been rescinded or annulled or such indebtedness has not been discharged within 30 days after the Issuer receives written notice of such default.”

(b)            The word “or” following clause (vi) shall be deleted; and

(c)            The word “or” shall be added immediately following clause (vii).

ARTICLE 6

MISCELLANEOUS

Section 6.1.      Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. The Trustee, the Issuer, THE PARENT GUARANTOR, any other obligor upon the Notes, and (by their acceptance of the Notes) the Holders agree to submit to the jurisdiction of any United States Federal or state court located in the Borough of Manhattan, in the city of New York in any action or legal proceeding arising out of or relating to this SUPPLEMENTAL Indenture or the transactions contemplated thereby.

Section 6.2.      Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or as to the accuracy of the recitals to this Supplemental Indenture.

Section 6.3.      Successors. All agreements of the Issuer and the Parent Guarantor in the Base Indenture, this Supplemental Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in the Base Indenture and this Supplemental Indenture shall bind its successors.

Section 6.4.      Trust Indenture Act Controls. If any provision hereof limits, qualifies or conflicts with the duties imposed by Section 310 through Section 317 of the Trust Indenture Act of 1939, the imposed duties shall control.

Section 6.5.      Conflict with Indenture. To the extent not expressly amended or modified by this Supplemental Indenture, the Base Indenture shall remain in full force and effect. If any provision of this Supplemental Indenture relating to the Notes is inconsistent with any provision of the Base Indenture, the provision of this Supplemental Indenture shall control.

Section 6.6.      Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Supplemental Indenture. Delivery of an executed counterpart of a signature page to this Supplemental Indenture by telecopier, facsimile or other electronic transmission (i.e. a “.pdf” or “.tif”) and other electronic signatures (including without limitation, DocuSign and AdobeSign or any other similar platform identified by the Issuer and reasonably available at no undue burden or expense to the Trustee). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code. Without limitation to the foregoing, and anything in the Indenture to the contrary notwithstanding, (a) any Officers’ Certificate, company order, Opinion of Counsel, Note, amendment, notice, direction, certificate of authentication appearing on or attached to any Note, or other certificate, opinion of counsel, instrument, agreement or other document delivered pursuant to this Supplemental Indenture may be executed, attested and transmitted by any of the foregoing electronic means and formats and (b) all references in this Supplemental Indenture to the execution, attestation or authentication of any Note or any certificate of authentication appearing on or attached to any Security by means of a manual or facsimile signature shall be deemed to include signatures that are made or transmitted by any of the foregoing electronic means or formats. The Trustee shall have no duty to inquire into or investigate the authenticity or authorization of any such electronic signature and shall be entitled to conclusively rely on any such electronic signature without any liability with respect thereto.

Section 6.7.      Headings. The section headings herein are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

BOOZ ALLEN HAMILTON INC.

By:	/s/ Matthew A. Calderone
Name: Matthew A. Calderone
Title: Executive Vice President and Chief Financial Officer

BOOZ ALLEN HAMILTON HOLDING CORPORATION

By:	/s/ Matthew A. Calderone
Name: Matthew A. Calderone
Title: Executive Vice President and Chief Financial Officer

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Monique L. Green
Authorized Officer

Exhibit A

(FACE OF NOTE)

UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF DTC OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN DTC OR SUCH NOMINEE, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

BOOZ ALLEN HAMILTON INC.

5.950 % Notes due August 4, 2033

CUSIP No. 09951L AC7

ISIN No. US09951LAC72

No.	$

Booz Allen Hamilton Inc., a corporation duly organized and existing under the laws of the State of Delaware (and its successors and assigns) (the “Issuer”), promises to pay to Cede & Co., or its registered assigns, the principal sum of $[        ] (or such lesser or greater amount as shall be outstanding hereunder from time to time in accordance with Section 2.15 of the Indenture referred to on the reverse hereof) (the “Principal Amount”) on August 4, 2033.

Interest on the Outstanding Principal Amount will accrue at the rate of 5.950 % per annum and shall be payable semi-annually in arrears on February 4 and August 4 of each year, commencing February 4, 2024 (each, an “Interest Payment Date”). Interest on this Note will accrue from the most recent date to which interest on this Note has been paid or duly provided for or, if no interest has been paid, from the issue date.

Interest on the Notes shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in the Indenture, be paid to the Person in whose name this Note is registered at the close of business on the Regular Record Date for such interest, which shall be the January 20 and July 20 (a “Regular Record Date”), as the case may be, immediately preceding such Interest Payment Date. Any interest on the Notes that is payable, but is not punctually paid or duly provided for, on any Interest Payment Date (“Defaulted Interest”) shall forthwith cease to be payable to the registered Holder on the relevant Regular Record Date by virtue of having been such Holder; and such Defaulted Interest may be paid by the Issuer, at their election, to the Person in whose name the Notes are registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders not more than 15 days nor less than 10 days prior to such Special Record Date, or at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in Section 2.10 of the Indenture.

Payment of the principal of (and premium, if any) and interest on this Note will be made at the Corporate Trust Office of the Trustee, or such other office or agency of the Issuer maintained for that purpose; provided, however, that at the option of the Issuer, payment of interest may be made by wire transfer of immediately available funds to the account designated to the Issuer by the Person entitled thereto or by check mailed to the address of the Person entitled thereto as such address shall appear in the Note Register.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.

BOOZ ALLEN HAMILTON INC.
By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within mentioned Indenture.

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

Authorized Officer

Dated:

(REVERSE OF NOTE)

This Note is one of the duly authorized issue of 5.950% Notes due 2033 of the Issuer (herein called the “Notes”), issued under an Indenture, dated as of August 4, 2023 (herein called the “Base Indenture,” which term shall have the meaning assigned to it in such instrument), among the Issuer, Booz Allen Hamilton Holding Corporation, as parent guarantor (herein called the “Parent Guarantor,” as such term is further defined in the Base Indenture), and U.S. Bank Trust Company, National Association, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), as supplemented by the First Supplemental Indenture, dated as of August 4, 2023 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Issuer, the Parent Guarantor and the Trustee, and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Issuer, any other obligor upon this Note, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. The terms of the Notes include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended, as in effect from time to time (the “TIA”). The Notes are subject to all such terms, and Holders are referred to the Indenture and any applicable provision of the TIA for a statement of such terms. To the maximum extent permitted by law, in the case of any conflict between the provisions of this Note and the Indenture, the provisions of the Indenture shall control.

All terms used in this Note that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

The Notes are redeemable, at the Issuer’s option, in whole or in part, as provided in the Indenture.

The First Supplemental Indenture provides (as and to the extent set forth therein) that, upon the occurrence after the issue date of a Change of Control Triggering Event, each Holder of Notes will have the right to require that the Issuer purchase all or any part of such Holder’s Notes at a purchase price equal to 101.0% of the principal amount thereof plus accrued and unpaid interest, if any, to (but excluding) the date of such purchase (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date), except to the extent the Issuer has previously elected to redeem all of the Notes pursuant to Article VIII of the Indenture.

The payment by the Company of the principal of, and premium and interest on, the Securities is irrevocably, fully and unconditionally guaranteed by the Parent Guarantor.

The Notes will not be entitled to the benefit of a sinking fund.

The Indenture contains provisions for defeasance at any time of the entire Indebtedness of this Note or certain restrictive covenants and certain Events of Default with respect to this Note, in each case upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to the Notes shall occur and be continuing, the principal of and accrued but unpaid interest on the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and of the Notes by the Issuer and the Trustee with the consent of the Holders of a majority in principal amount of the Notes then outstanding. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Notes then outstanding, on behalf of the Holders of all Notes, to waive compliance by the Issuer with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Subject to the Indenture, any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have the right to pursue any remedy with respect to the Indenture, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Notes, the Holders of at least 30% of the aggregate principal amount of the Notes then outstanding shall have made written request to the Trustee to pursue such remedy, such Holder or Holders shall have offered, and if requested, provided to, the Trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense, and the Trustee shall not have received from the Holders of a majority in principal amount of Notes then outstanding a written direction inconsistent with such request, and shall have failed to comply with such request, for 60 days after receipt of such request and offer of security or indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and any premium and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Note Register, upon surrender of this Note for registration of transfer at the office or agency of the Issuer in a Place of Payment, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Note Registrar, duly executed by the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Notes of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes shall be issuable only in fully registered form, without coupons, and only in denominations of the Minimum Denomination and any integral multiple of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, the Notes are exchangeable for a like aggregate principal amount of Notes of the same series of like tenor of any authorized denominations, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration, transfer or exchange, but the Issuer and/or the Trustee may require payment of a sum sufficient to cover any transfer tax or other governmental charge payable in connection therewith.

The Issuer, the Parent Guarantor, the Trustee, the Paying Agent and any agent of any of them may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment of principal of (and premium, if any), and (subject to Section 2.10 of the Indenture) interest on, such Note and for all other purposes whatsoever, whether or not this Note be overdue, and none of the Issuer, the Parent Guarantor, the Trustee, the Paying Agent nor any agent of any of them shall be affected by notice to the contrary.

THE INDENTURE AND THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. The Trustee, the Issuer, THE PARENT GUARANTOR, any other obligor upon thIS Note, and (by ITS acceptance of THIS Note) the Holder HEREOF agree to submit to the jurisdiction of any United States Federal or state court located in the Borough of Manhattan, in the city of New York in any action or legal proceeding arising out of or relating to THE Indenture, THIS Note or the transactions contemplated thereby.

[FORM OF CERTIFICATE OF TRANSFER]

FOR VALUE RECEIVED the undersigned holder hereby sell(s), assign(s) and transfer(s) unto

Insert Taxpayer Identification No.

(Please print or typewrite name and address including zip code of assignee)

the within Note and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer such Note on the books of the Issuer with full power of substitution in the premises.

Date: _____________

_________________

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within-mentioned instrument in every particular, without alteration or any change whatsoever.

Signature Guarantee: ____________________

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Note Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Note Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

OPTION OF HOLDER TO ELECT PURCHASE

If you wish to have this Note purchased by the Issuer pursuant to Section [      ] or [      ] of the Indenture, check the box: ☐.

If you wish to have a portion of this Note purchased by the Issuer pursuant to Section [      ] or [      ] of the Indenture, state the amount below:

$_________

Date: ___________________

Your Signature: ____________________

(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Note Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Note Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.